Exhibit 10.25

EMPLOYEE PRSU FORM

<Participant Full Name>

Dear <Participant First Name>,

Congratulations, you have been awarded a performance restricted stock unit (“PRSU”) in recognition of your contributions to the success of Warner Bros. Discovery, Inc. (the “Company”). A PRSU entitles you to receive a specific number of shares of the Company’s Series A common stock (“Shares”) at a future date, assuming that you satisfy conditions of the Plan and the attached Performance Restricted Stock Unit Agreement for Employees (the “Grant Agreement”). We would like you to have an opportunity to share in the continued success of the Company through this PRSU under the Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”).

The following represents a brief description of your PRSU. Additional details regarding your PRSU, including the specific performance metric(s) required to be met for the PRSU to vest, in whole or in part, are provided in the Grant Agreement and in the Plan. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your award under the Plan that you must review and acknowledge. If you are subject to this requirement, the International Addendum is attached.

PRSU Grant Summary

Date of Grant	<Grant Date>
PRSU Shares	<Number of Shares Granted>
Vesting Schedule	One Hundred Percent (100%) upon the third (3rd) anniversary of the Date of Grant (assuming achievement of the Performance Condition(s)), subject to the terms of the Plan and Grant Agreement.
Performance Conditions	See Appendix A attached to the Grant Agreement.

•You have been granted a PRSU in respect of the number of Shares specified under “PRSU Shares” in the chart above.

•The potential value of your PRSU increases if the price of a Share increases, but you also have to continue to provide services for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of a Share may go up and down over time.

•You will not receive any Shares represented by the PRSU until the PRSU vests. Subject to the terms in the Grant Agreement and the Plan, your PRSU vests as provided in the chart above under “Vesting Schedule,” assuming you remain an employee of the Company and the applicable performance metric(s) are met.

•Once you have received Shares, you will own those Shares and may decide whether to hold the Shares, sell the Shares or give the Shares to someone as a gift, subject to applicable law.

•Your ability to receive Shares under the PRSU is conditioned upon compliance with any laws that apply to you.

Please note the “Clawback” section of the Grant Agreement, which reflects an important policy of ours. The Compensation Committee of our Board of Directors (the “Committee”) has determined that awards made under the Plan are subject to a clawback in certain circumstances. By accepting this PRSU, you agree that the Committee may change the Company’s clawback policy from time to time without your further consent.

WARNER BROS. DISCOVERY, INC.
PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR EMPLOYEES

    Warner Bros. Discovery, Inc. (the “Company”) has granted you a performance restricted stock unit (the “PRSU”) under the Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The PRSU is in respect of a specified number of shares of the Company’s Series A common stock (the “PRSU Shares”) and entitles you to receive one share of the Company’s Series A common stock (a “Share”) for each PRSU Share as to which the conditions to receipt specified herein are satisfied.

    The individualized communication you received (the “Cover Letter”) provides the details of your PRSU award. It specifies the number of PRSU Shares you are eligible to receive, the Date of Grant, and the vesting schedule applicable to the PRSU.

    The PRSU is subject in all respects to the applicable provisions of the Plan. This grant agreement (the “Grant Agreement”) does not cover all of the rules that apply to the PRSU. Such other terms are included in the Plan document. Capitalized terms are defined either further below in this Grant Agreement or in the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s Human Resources department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the PRSU, the value a Share or of the PRSU, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the PRSU. You agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the PRSU Shares or any securities that may be received in respect of the PRSU Shares without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1. Vesting Schedule. Your PRSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and this Grant Agreement assuming you remain employed by the Company or one of its Subsidiaries until the Vesting Date and the performance metric(s) are satisfied (each as reflected in Appendix A attached hereto). For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines otherwise).

If your employment is terminated due to your “Retirement” prior to the Vesting Date, so long as you have complied with the restrictions under Section 6 of this Grant Agreement. you shall be entitled to vest in (i) that number of the PRSU Shares that would have been earned under the payout matrix reflected in Appendix A (the “Payout Matrix”), determined as of the end of the performance period, had you continued to be employed, multiplied by (ii) a fraction, the numerator of which is the number of days you are employed during the applicable performance period and the denominator of which is the total number of days in such performance period. Any PRSU Shares that do not remain eligible to vest following your Retirement under the immediately preceding sentence will be forfeited at the date of your Retirement, and any PRSU Shares that do not become Vested by reason of the satisfaction of the performance metric(s) shall be cancelled effective as of the end of the applicable performance period. You will receive the Shares corresponding to the Vested PRSU Shares as provided in Section 3 of this Grant Agreement.

If your employment is terminated by your death or “Disability” prior to the Vesting Date, you (or your beneficiary or estate) shall be entitled to vest in that number of PRSU Shares that would have been earned under the Payout Matrix, determined as of the end of the performance period, had you continued to be employed. Any PRSU Shares that do not become Vested by reason of the satisfaction of the performance metric(s) shall be cancelled effective as of the end of the applicable performance period. You will receive the Shares corresponding to the Vested PRSU Shares as provided in Section 3 of this Grant Agreement.
If your employment is terminated without “Cause” prior to the Vesting Date, so long as you have complied with the restrictions under Section 6 of this Grant Agreement. you shall be entitled to vest in (i) that number of the PRSU Shares earned under the Payout Matrix, determined as of the end of the performance period, had you continued to be employed, multiplied by (ii) a fraction, the numerator of which is the number of days you are employed during the performance period plus the greater of (A) 90 days and (B) the number of days included in the period, if any, over which you receive base salary severance payments from the Company or any of its Subsidiaries pursuant to an applicable employment or severance agreement, plan or policy, and the denominator of which is the total number of days in the performance period. Any PRSU Shares that do not remain eligible to vest following your termination of employment under the immediately preceding sentence will be forfeited at the date of your termination of employment, and any PRSU Shares that do not become Vested by reason of the satisfaction of the performance metric(s) shall be cancelled effective as of the end of the performance period. You will receive the Shares corresponding to the Vested PRSU Shares as provided in Section 3 of this Grant Agreement.

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan. “Retirement” means the termination of your employment for any reason other than Cause, your death or your Disability at a point at which (i) you are at least age 55, (ii) you have been employed by the Company, a Subsidiary, or any of the Company’s current or future Subsidiaries or Affiliates, for at least ten years, where your employment service is determined using the applicable Company policy in effect as of the date of Retirement, or a successor policy chosen by the Committee, and (iii) you have been actively employed as described in the foregoing clause (iv) for at least six months since the Date of Grant (as set forth in the Cover Letter).

2. Change in Control.    Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the Vesting Date and the Company terminates your employment other than for Cause or, if your employment agreement or another plan or agreement applicable to you permits you a right to effect a “Good Reason” resignation, you resign for Good Reason, in either case within 12 months after the Change in Control, you will become Vested at your date of termination in that number of PRSUs that would have become Vested had the Payout Matrix been achieved at target and the Baseline Goal (as defined in Appendix A) been achieved. Such Accelerated Vesting will only accelerate the Distribution Date if and to the extent permitted under

Section 409A of the Code (“Section 409A”). “Good Reason” has the meaning provided in the document that affords you a right to effect a Good Reason termination.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

3. Distribution Date.    Subject to any overriding provisions in the Plan, you will receive a distribution of Shares in respect of your earned and Vested PRSU Shares as soon as practicable following the date on which such PRSU Shares become Vested (with the actual date being the “Distribution Date”) and, in any event, no later than March 15 of the year following the calendar year in which the Vesting Date(s) occurred, unless the Committee determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

4. Clawback. If the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements or is otherwise required to seek recovery under the Company’s clawback policy as in effect from time to time prior to a Change in Control, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the PRSU, whether Vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b) Require payment or transfer to the Company of the Gain from the PRSU, where the “Gain” consists of the greatest of (i) the value of the Shares delivered in respect of Vested PRSU Shares on the Distribution Date, if occurring within the Recovery Measurement Period, (ii) the value of Shares received in respect of the PRSU during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the Shares received in respect of the PRSU during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the Shares received in respect of the PRSU when so transferred.

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of Shares in lieu of cash payments.

5. Restrictions and Forfeiture. You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the PRSU Shares. Any attempted Transfer that precedes the Distribution Date is invalid.

    Unless the Committee determines otherwise or this Grant Agreement provides otherwise, if your employment or service with the Company or any of its Subsidiaries terminates for any reason before your PRSU is Vested, then you will forfeit the PRSU (and the corresponding PRSU Shares) as of your termination date, except to the extent that the PRSU becomes Vested at that date or remains eligible to vest on or after your termination pursuant to the rules stated in Section 1 of this Grant Agreement. Any portion of your PRSU Shares that remains eligible to vest following your termination of employment subject to the achievement of the applicable performance metric(s), but does not become Vested, shall be forfeited as of the end of the performance period. You shall forfeit any unvested portion of your PRSU immediately if the Company or any of its Subsidiaries terminates your employment for Cause or if you resign your employment (other than a resignation for Good Reason within 12 months following a Change in Control). You will receive no payment for the PRSU if you forfeit it.

Your employment or service with the Company or any of its Subsidiaries will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you or you provide services to ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment or service ended for any reason at or in connection with the closing of that sale, distribution, or other disposition.

6. Restrictive Covenants. You agree that, if the Company or any of its Subsidiaries terminates your employment without Cause or due to Retirement before the final Vesting Date, you will not, for the remainder of the period before the final Vesting Date (the “Restricted Period”), perform any work on, related to, or involving nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television (whether in cable, broadcast, free to air, digital, streaming, film or any other distribution method) or engage in any activities on behalf of any company or any entity related to or involving nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television (whether in cable, broadcast, free to air, digital, streaming, film or any other distribution method) (any such company or entity, a “Competitor”) in the “Restricted Area” (which means the United States and any other country (a) in which you provided services to the Company, or (b) for which you had substantive responsibility for Company operations or business matters, in the five years prior to separation from employment).

    During the Restricted Period, you will not directly or indirectly solicit any employees of the Company or any of its Affiliates to leave their employment nor directly or indirectly aid in the solicitation of such employees.

You agree that compliance with the restrictions in this Section 6 is a material part of this Grant Agreement, breach of which will cause the Company and its Affiliates irreparable harm and damages, the loss of which cannot be adequately compensated at law.  If these restrictions should ever be deemed to exceed the limitations permitted by applicable laws, you and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

The Company agrees that its sole remedy for any violation of the obligations applicable under this Section 6 will be your forfeiture of any portion of the PRSU Shares that have not previously been forfeited. You agree that these restrictions are in addition to and do not supersede, replace, or amend any other restrictions of a similar nature that apply to you, either by contract or common law, nor any of their related remedies (other than as apply to the PRSU).

7. Limited Status. You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the PRSU Shares, unless and until the Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the PRSU.

8. Voting. You may not vote the PRSU. You may not vote the PRSU Shares. You will not have any rights as a shareholder in respect to the PRSU or the PRSU Shares, unless and until Shares are distributed to you at a Distribution Date.

9. Taxes and Withholding. The PRSU provides tax deferral, meaning that the PRSU Shares are not taxable until you actually receive Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the value of the Shares issued in settlement of the Vested PRSUs. As an employee of the Company, you may owe FICA, Social Security and Medicare taxes before the Distribution Date.

    Issuing the Shares in respect of the PRSU is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, foreign and local taxes). The Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Committee so determines, satisfying the tax obligations by (i) reducing the number of Shares to be issued to you in respect of your PRSU by that number of Shares (valued at their Fair Market Value on the Distribution Date) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a sale of the Shares or directly from you, or (iii) taking any other action under Section 11.9 of the Plan.

10. Compliance with Law. The Company will not issue any Shares if doing so would violate any applicable Federal, foreign or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the any Shares issued in respect of the PRSU in violation of applicable law.

11. Additional Conditions to Receipt. The Company may postpone issuing and delivering any Shares in respect of the PRSU for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal, foreign or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to receive rights in respect of the PRSU Shares after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, foreign, state, or local tax withholding obligations.

12. Additional Representations from You. If the vesting provisions of the PRSU are satisfied and you are entitled to receive Shares in respect of the PRSU at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933, as amended (the “Act”), that covers the issuance of Shares to you, you must comply with the following before the Company will issue the Shares to you. You must:

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

(b) agree that you will not Transfer the Shares unless:

(i) a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to Transfer; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

13. No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement, plan or policy.

14. No Effect on Running Business. You understand and agree that the existence of the PRSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any of its Affiliates, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s stock or the rights thereof, or the dissolution or liquidation of the Company or any of its Affiliates, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

15. Section 409A. The PRSU is intended to be exempt from or comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the PRSU becomes Vested in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of Shares under such accelerated PRSU will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated PRSU will not be made until the earlier of (i) the date that is six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16. Unsecured Creditor. The PRSU creates a contractual obligation on the part of the Company to make a distribution of the Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company and its Affiliates. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

17. Governing Law. The laws of the State of Delaware will govern all matters relating to the PRSU, without regard to the principles of conflict of laws.

18. Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs PRSU holders to send notices to another corporate department or to a third-party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by notice to the other, and the Company can also change the address for notice by general announcements to PRSU holders.

19. Amendment. Subject to any required action by the Committee or the stockholders of the Company, the Company may cancel the PRSU and provide a new Award under the Plan in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the PRSU to the extent then Vested.

20. Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of PRSU Shares and other terms of the PRSU from time to time as the Plan provides.